Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON RENEWED COMPLIANCE WITH

NYSE AMEX EXCHANGE LISTING GUIDELINES

SAN DIEGO, CA – January 3, 2012 – Cardium Therapeutics (NYSE Amex: CXM) today reported on its exchange listing compliance with NYSE Amex LLC (formerly the American Stock Exchange). The Company reports that its estimated stockholders’ equity is now in excess of the threshold requirements under Section 1003(a)(iii) of the exchange’s listing guide, as described below.

Cardium’s common stock is currently listed on the NYSE Amex LLC (the “Exchange”). To maintain that listing, the Company must continue to comply with various listing standards of the Exchange, as set forth in Part 10 of the Exchange’s Company Guide. In November 2010, Cardium received a notice from the staff of the Exchange noting that, based on their review of publicly available information; it did not meet certain of the Exchange’s continued listing standards related to the maintenance of a minimum level of stockholders’ equity and losses from ongoing operations. In December 2010, the Company submitted a plan of compliance (the “Plan”) advising the Exchange of the actions taken or to be taken to regain compliance with the Company Guide, particularly the maintenance of $6.0 Million of stockholders equity in accordance with Section 1003(a)(iii) of the Company Guide, by August 26, 2011, which Plan was accepted by the Exchange, and which date for compliance was thereafter extended to December 31, 2011. Stockholders’ equity is an accounting standard essentially tracking net paid-in capital and retained earnings less cumulative losses since the Company began its operations and reporting in 2005. Cardium today reported that its year-end estimated stockholders’ equity is now in excess of the corresponding threshold requirement, and that it has informed the Exchange of its successful re-establishment of the requisite stockholders’ equity in accordance with its compliance plan.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen™ topical gel for wound care management, has recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that For example, there can be no assurance that the company can continue to maintain levels of stockholders’ equity in excess of the exchange’s listing requirements or otherwise achieve and maintain compliance with all of the requirements of its listing exchange or that its shares can continue to be listed on national exchange; that we can attract suitable commercialization partners for our products or that such partners will successfully commercialize our products; that our product or product candidates will not be unfavorably compared to other competitive products that may be regarded as safer, more effective, easier to use or less expensive; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures or in actual use; that clinical studies and regulatory clearances even if successful will lead to product advancement or partnering; that that FDA or other regulatory clearances or other certifications, or other commercialization efforts will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; that new collaborative partners will be found; that additional product opportunities will be established; or that that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™, and Nutra-Apps™, Neo-Energy™, and Neo-Carb Bloc™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

(Any other trademarks belong to their respective owners)